The Investment Company of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$595,270
Class B	$21,516
Class C	$20,208
Class F-1	$14,031
Class F-2	$1,657
Total	$652,682
Class 529-A	$12,736
Class 529-B	$1,722
Class 529-C	$2,609
Class 529-E	$494
Class 529-F-1	$232
Class R-1	$516
Class R-2	$4,781
Class R-3	$7,542
Class R-4	$5,596
Class R-5	$28,063
Class R-6	$2,204
Total	$66,495

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3000
Class B	$0.2224
Class C	$0.2228
Class F-1	$0.3014
Class F-2	$0.3274
Class 529-A	$0.2940
Class 529-B	$0.2144
Class 529-C	$0.2168
Class 529-E	$0.2644
Class 529-F-1	$0.3145
Class R-1	$0.2269
Class R-2	$0.2114
Class R-3	$0.2694
Class R-4	$0.3052
Class R-5	$0.3311
Class R-6	$0.1428

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,973,463
Class B	91,389
Class C	90,183
Class F-1	46,078
Class F-2	12,756
Total	2,213,869
Class 529-A	44,376
Class 529-B	8,053
Class 529-C	12,381
Class 529-E	1,914
Class 529-F-1	786
Class R-1	2,404
Class R-2	23,362
Class R-3	29,129
Class R-4	29,647
Class R-5	74,930
Class R-6	16,031
Total	243,013

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$21.79
Class B	$21.70
Class C	$21.65
Class F-1	$21.76
Class F-2	$21.79
Class 529-A	$21.77
Class 529-B	$21.72
Class 529-C	$21.72
Class 529-E	$21.73
Class 529-F-1	$21.75
Class R-1	$21.70
Class R-2	$21.71
Class R-3	$21.75
Class R-4	$21.76
Class R-5	$21.79
Class R-6	$21.79